Registration Statement No. 333-173924
Filed Pursuant to Rule 424(b)(2)
Subject to Completion, dated April 3, 2012

Pricing Supplement to the Prospectus dated June 22, 2011,
the Prospectus Supplement dated June 22, 2011, and the Product Supplement dated November 9, 2011

US$    ●
Senior Medium-Term Notes, Series B
Autocallable Reverse Exchangeable Notes due April 30, 2013
Linked to the iShares® MSCI Emerging Markets Index Fund

•
This pricing supplement relates to an offering of Autocallable Reverse Exchangeable Notes linked to the shares of the iShares® MSCI Emerging Markets Index Fund (the “Reference Stock Issuer”). We refer to the shares of the Reference Stock Issuer, as the “Reference Stock.”

•
The notes are designed for investors who seek an interest rate that is higher than that of a conventional debt security with the same maturity issued by us or an issuer with a comparable credit rating. Investors should be willing to have their notes automatically redeemed prior to maturity, be willing to forgo the potential to participate in the appreciation of the Reference Stock, be willing to accept the risks of owning the Reference Stock, and be willing to lose some or all of their principal at maturity.

•	Investing in the notes is not equivalent to investing in the Reference Stock.

•
The notes will pay interest monthly at the fixed per annum rate specified below. However, the notes do not guarantee any return of principal at maturity. Instead, if the notes are not automatically redeemed, the payment at maturity will be based on the Final Stock Price of the Reference Stock and whether the closing price of the Reference Stock has declined from the Initial Stock Price below the Trigger Price during the Monitoring Period, as described below.

•
If, on any Call Date, the closing price of the Reference Stock is greater than or equal to its Initial Stock Price, the notes will be automatically redeemed. On the applicable Call Settlement Date, for each $1,000 principal amount, investors will receive $1,000 plus any accrued and unpaid interest to but excluding the Call Settlement Date.

•
If the notes are not automatically redeemed, payment at maturity for each $1,000 principal amount note will be either a cash payment of $1,000 or delivery of shares of the Reference Stock (or, at our election, the Cash Delivery Amount), in each case, together with any accrued and unpaid interest, as described below.

•	The notes will be issued in minimum denominations of $1,000 and integral multiples of $1,000.

•	Our subsidiary, BMO Capital Markets Corp., is the agent for this offering. See “Supplemental Plan of Distribution—Conflicts of Interests” below.

Autocallable RevEx Number	Reference Stock Issuer	Ticker Symbol	Principal Amount*	Interest Rate per Annum*	Trigger Price (% of the Initial Stock Price)	Initial Stock Price *	Term (in months)	CUSIP	Price to Public	Agent’s Commission	Proceeds to Bank of Montreal
0009	iShares® MSCI Emerging Markets Index Fund	EEM		[6.5 to 9.5]%	75%		12	06366Q 7A9	100%	2.50% US$●	97.50% US$●

* The actual principal amount and Initial Stock Price for the notes will be set on the pricing date.

Investing in the notes involves risks, including those described in the “Selected Risk Considerations” section beginning on page P-4 of this pricing supplement, the “Additional Risk Factors Relating to the Notes” section beginning on page PS-4 of the product supplement, and the “Risk Factors” sections beginning on page S-3 of the prospectus supplement and on page 7 of the prospectus.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these notes or passed upon the accuracy of this pricing supplement, the product supplement, the prospectus supplement or the prospectus. Any representation to the contrary is a criminal offense.
The notes will be our unsecured obligations and will not be savings accounts or deposits that are insured by the United States Federal Deposit Insurance Corporation, the Bank Insurance Fund, the Canada Deposit Insurance Corporation or any other governmental agency or instrumentality or other entity.
We expect to deliver the notes through the facilities of The Depository Trust Company on or about April 30, 2012.

BMO CAPITAL MARKETS

Key Terms of the Notes:

Automatic Redemption:	If, on any Call Date, the closing price of the Reference Stock is greater than or equal to its Initial Stock Price, the notes will be automatically redeemed.

Payment upon Automatic Redemption:
If the notes are automatically redeemed, then, on the applicable Call Settlement Date, for each $1,000 principal amount, investors will receive $1,000 plus any accrued and unpaid interest to but excluding the Call Settlement Date.

Call Dates:	Quarterly on July 26, 2012, October 26, 2012, January 28, 2013 and the Valuation Date.

Call Settlement Dates:	The third business day following the applicable Call Date.

Payment at Maturity:
If the notes are not automatically redeemed, the payment at maturity for the notes is based on the performance of the Reference Stock. You will receive $1,000 for each $1,000 in principal amount of the note, unless:

(1) the Final Stock Price is less than the Initial Stock Price; and

(2) on any day during the Monitoring Period, the closing price of the Reference Stock has declined to a price that is less than the Trigger Price. (“Closing Price Monitoring” is applicable to the notes.)

If the conditions described in both (1) and (2) are satisfied, you will receive at maturity, instead of the principal amount of your notes, the number of shares of the Reference Stock equal to the Physical Delivery Amount (or, at our election, the Cash Delivery Amount). Fractional shares will be paid in cash. The market value of the Physical Delivery Amount or the Cash Delivery Amount will most likely be substantially less than the principal amount of your notes, and may be zero.

Pricing Date:	On or about April 25, 2012

Settlement Date:	On or about April 30, 2012

Valuation Date:	On or about April 25, 2013

Maturity Date:	On or about April 30, 2013

Interest Payment Dates:
Interest on the notes will be paid in equal monthly installments on the last business day of each month, beginning on May 31, 2012, to and including the Maturity Date (subject to postponement as described in the product supplement).

Monitoring Period:	The period from the pricing date to and including the Valuation Date.

Physical Delivery Amount:
The number of shares of the Reference Stock, per $1,000 in principal amount of the notes, equal to $1,000 divided by the Initial Stock Price, subject to adjustments, as described in the product supplement.  Any fractional shares will be paid in cash.  Payment of the Physical Delivery Amount and the maturity of the notes may be postponed by up to ten business days under certain circumstances, as set forth in the section of the product supplement, “General Terms of the Notes—Payment at Maturity—Physical Delivery Amount.”

Cash Delivery Amount:	The amount in cash equal to the product of (1) the Physical Delivery Amount and (2) the Final Stock Price, subject to adjustments, as described in the product supplement.

Initial Stock Price:
The closing price of the Reference Stock on the pricing date.  The Initial Stock Price is subject to adjustments in certain circumstances. See “General Terms of the Notes — Payment at Maturity” and “— Anti-dilution Adjustments” in the product supplement for additional information about these adjustments.

Final Stock Price:	The closing price of the Reference Stock on the Valuation Date.

The pricing date and the settlement date are subject to change. The actual pricing date, settlement date, interest payment dates, Call Dates, Valuation Date and maturity date for the notes will be set forth in the final pricing supplement.

We may use this pricing supplement in the initial sale of notes. In addition, BMO Capital Markets Corp. or another of our affiliates may use this pricing supplement in market-making transactions in any notes after their initial sale. Unless our agent or we inform you otherwise in the confirmation of sale, this pricing supplement is being used in a market-making transaction.

Additional Terms of the Notes

You should read this pricing supplement together with the product supplement dated November 9, 2011, the prospectus supplement dated June 22, 2011 and the prospectus dated June 22, 2011. This pricing supplement, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours or the agent. You should carefully consider, among other things, the matters set forth in “Additional Risk Factors Relating to the Notes” in the product supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement dated November 9, 2011:
http://www.sec.gov/Archives/edgar/data/927971/000121465911003814/f1024111424b5.htm

•	Prospectus supplement dated June 22, 2011:
http://www.sec.gov/Archives/edgar/data/927971/000095012311060741/o71090b5e424b5.htm

•	Prospectus dated June 22, 2011:
http://www.sec.gov/Archives/edgar/data/927971/000095012311060730/o71090b2e424b2.htm

Our Central Index Key, or CIK, on the SEC website is 927971.  As used in this pricing supplement, the “Company,” “we,” “us” or “our” refers to Bank of Montreal.

Selected Risk Considerations

An investment in the notes involves significant risks. Investing in the notes is not equivalent to investing directly in the Reference Stock.  These risks are explained in more detail in the “Additional Risk Factors Relating to the Notes” section of the product supplement dated November 9, 2011.

•
Your investment in the notes may result in a loss. — The notes do not guarantee any return of principal. If the notes are not automatically redeemed, the payment at maturity will be based on the Final Stock Price and whether the closing price of the Reference Stock has declined from the Initial Stock Price to a closing price that is less than the Trigger Price on any day during the Monitoring Period. Under certain circumstances, you will receive at maturity a number of shares of the Reference Stock (or, at our election, the Cash Delivery Amount).  We expect that the market value of those shares or the Cash Delivery Amount will be less than the principal amount of the notes and may be zero. Accordingly, you could lose up to the entire principal amount of your notes.

•
Your notes are subject to automatic early redemption. — We will redeem the notes if the closing price of the Reference Stock on any Call Date is greater than or equal to its Initial Stock Price.  Following an automatic redemption, you will not receive any additional interest payments on the notes, and you may not be able to reinvest your proceeds in an investment with returns that are comparable to the notes.

•
Your return on the notes is limited to the principal amount plus accrued interest regardless of any appreciation in the value of the Reference Stock. — You will not receive a payment at maturity or upon an automatic redemption with a value greater than your principal amount, plus accrued and unpaid interest.  This will be the case even if the Final Stock Price exceeds the Initial Stock Price by a substantial amount.

•
Your investment is subject to the credit risk of Bank of Montreal. — Our credit ratings and credit spreads may adversely affect the market value of the notes. Investors are dependent on our ability to pay all amounts due on the notes on each interest payment date, at maturity, and on any applicable Call Settlement Date, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness. Any decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the value of the notes.

•
Potential conflicts. — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes. We and/or our affiliates may also currently or from time to time engage in business with the Reference Stock Issuer, including extending loans to, or making equity investments in, the Reference Stock Issuer, or providing advisory services to it.  In addition, one or more of our affiliates may publish research reports or otherwise express opinions with respect to the Reference Stock Issuer, and these reports may or may not recommend that investors buy or hold shares of the Reference Stock.  As a potential purchaser of the notes, you should undertake an independent investigation of the Reference Stock Issuer that in your judgment is appropriate to make an informed investment decision.

•
The inclusion of the underwriting commission and hedging profits, if any, in the original offering price of the notes, as well as our hedging costs, is likely to adversely affect the price at which you can sell your notes. — Assuming no change in market conditions or any other relevant factors, the price, if any, at which BMO Capital Markets Corp. or any other party may be willing to purchase the notes in secondary market transactions may be lower than the initial public offering price. The initial public offering price will include, and any price quoted to you is likely to exclude, the underwriting commission paid in connection with the initial distribution. The initial public offering price may also include, and any price quoted to you would be likely to exclude, the hedging profits that we expect to earn with respect to hedging our exposure under the notes. In addition, any such price is also likely to reflect a discount to account for costs associated with establishing or unwinding any related hedge transaction, such as dealer discounts, mark-ups and other transaction costs.

•
You will have no ownership rights in the Reference Stock. — As a holder of the notes, you will not have any ownership interest or rights in the Reference Stock, such as voting rights or dividend payments. In addition, the Reference Stock Issuer will not have any obligation to consider your interests as a holder of the notes in taking any corporate action that might affect the value of the Reference Stock and the notes.

•
An investment in the notes is subject to risks associated with foreign securities markets. — The underlying index is the MSCI Emerging Markets Index (the “Underlying Index”) which tracks the value of certain foreign equity securities.  You should be aware that investments in securities linked to the value of foreign equity securities involve particular risks.  The foreign securities markets comprising the Underlying Index may have less liquidity and may be more volatile than U.S. or other securities markets and market developments may affect foreign markets differently from U.S. or other securities markets.  Direct or indirect government intervention to stabilize these foreign securities markets, as well as cross-shareholdings in foreign companies, may affect trading prices and volumes in these markets.  Also, there is generally less publicly available information about foreign companies than about those U.S. companies that are subject to the reporting requirements of the U.S. Securities and Exchange Commission, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies.

Prices of securities in foreign countries are subject to political, economic, financial and social factors that apply in those geographical regions.  These factors, which could negatively affect those securities markets, include the possibility of recent or future changes in a foreign government’s economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to foreign companies or investments in foreign equity securities and the possibility of fluctuations in the rate of exchange between currencies, the possibility of outbreaks of hostility and political instability and the possibility of natural disaster or adverse public health developments in the region.  Moreover, foreign economies may differ favorably or unfavorably from the U.S. economy in important respects such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

•
The notes are linked to the iShares® MSCI Emerging Markets Index Fund, and are therefore subject to foreign currency exchange rate risk. — The share price of the Reference Stock will fluctuate based upon its net asset value, which will in turn depend in part upon changes in the value of the currencies in which the stocks held by the Reference Stock are traded.  Accordingly, investors in the notes will be exposed to currency exchange rate risk with respect to each of the currencies in which the stocks held by the Reference Stock are traded.  An investor’s net exposure will depend on the extent to which these currencies strengthen or weaken against the U.S. dollar.  If, the dollar strengthens against these currencies, the net asset value of the Reference Stock will be adversely affected and the price of the Reference Stock may decrease.

•
Changes that affect the MSCI Emerging Markets Index will affect the market value of the notes and the amount you will receive at maturity. — The policies of MSCI Inc. (“MSCI”), the sponsor of the Underlying Index, concerning the calculation of the Underlying Index, additions, deletions or substitutions of the components of the Underlying Index and the manner in which changes affecting those components, such as stock dividends, reorganizations or mergers, may be reflected in the Underlying Index and, therefore, could affect the share price of the Reference Stock, the amount payable on the notes at maturity, and the market value of the notes prior to maturity.  The amount payable on the notes and their market value could also be affected if MSCI changes these policies, for example, by changing the manner in which it calculates the Underlying Index, or if MSCI discontinues or suspends the calculation or publication of the Underlying Index.

•
We have no affiliation with MSCI and will not be responsible for any actions taken by MSCI. — MSCI is not an affiliate of ours or will not be involved in any offerings of the notes in any way.  Consequently, we have no control over the actions of MSCI, including any actions of the type that would require the calculation agent to adjust the payment to you at maturity.  MSCI has no obligation of any sort with respect to the notes.  Thus, MSCI has no obligation to take your interests into consideration for any reason, including in taking any actions that might affect the value of the notes.  None of our proceeds from any issuance of the notes will be delivered to MSCI.

•
Adjustments to the Reference Stock could adversely affect the notes. — BlackRock Institutional Trust Company, N.A. (“BTC”), as the sponsor of the Reference Stock Issuer, is responsible for calculating and maintaining the Reference Stock. BTC can add, delete or substitute the stocks comprising the Reference Stock or make other methodological changes that could change the share price of the Reference Stock at any time.  If one or more of these events occurs, the calculation of the amount payable at maturity may be adjusted to reflect such event or events. Consequently, any of these actions could adversely affect the amount payable at maturity and/or the market value of the notes.

•
We and our affiliates generally do not have any affiliation with the investment advisor of the Reference Stock Issuer and are not responsible for its public disclosure of information. — BlackRock Fund Advisors (“BFA”), as the investment advisor of the Reference Stock Issuer, advises the Reference Stock Issuer on various matters including matters relating to the policies, maintenance and calculation of the Reference Stock. We and our affiliates are not affiliated with BFA in any way and have no ability to control or predict its actions, including any errors in or discontinuance of disclosure regarding their methods or policies relating to the Reference Stock. BFA is not involved in any offering of the notes in any way and has no obligation to consider your interests as an owner of the notes in taking any actions relating to the Reference Stock that might affect the value of the notes.  Neither we nor any of our affiliates assumes any responsibility for the adequacy or accuracy of the information about BFA or the Reference Stock Issuer contained in any public disclosure of information.  You, as an investor in the notes, should make your own investigation into the Reference Stock.

•
The correlation between the performance of the Reference Stock and the performance of the Underlying Index may be imperfect. — The performance of the Reference Stock is linked principally to the performance of the Underlying Index. However, because of the potential discrepancies identified in more detail in the product supplement, the return on the Reference Stock may correlate imperfectly with the return on the Underlying Index.

•
The Reference Stock is subject to management risks. — The Reference Stock is subject to management risk, which is the risk that the investment advisor’s investment strategy, the implementation of which is subject to a number of constraints, may not produce the intended results. For example, the investment advisor may invest a portion of the Reference Stock’s assets in securities not included in the relevant industry or sector but which the investment advisor believes will help the Reference Stock track the relevant industry or sector.

•
Lack of liquidity. — The notes will not be listed on any securities exchange.  BMO Capital Markets Corp. may offer to purchase the notes in the secondary market, but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which BMO Capital Markets Corp. is willing to buy the notes.

•
Hedging and trading in the Reference Stock. — We or any of our affiliates may carry out hedging activities related to the notes, including in the Reference Stock or instruments related to the Reference Stock. We or our affiliates may also trade in the Reference Stock or instruments related to the Reference Stock from time to time. Any of these hedging or trading activities as of the pricing date and during the term of the notes could adversely affect our payment to you at maturity.

•
Many economic and market factors will influence the value of the notes. — In addition to the value of the Reference Stock and interest rates on any trading day, the value of the notes will be affected by a number of economic and market factors that may either offset or magnify each other, and which are described in more detail in the product supplement.

iShares® MSCI Emerging Markets Index Fund

We have derived the following information from publicly available documents published by BTC. We make no representation or warranty as to the accuracy or completeness of the following information. We are not affiliated with the Reference Stock Issuer and the Reference Stock Issuer will have no obligations with respect to the notes. This pricing supplement relates only to the notes and does not relate to the Reference Stock or securities in the Underlying Index. Neither we nor BMO Capital Markets Corp. participates in the preparation of the publicly available documents described below. Neither we nor BMO Capital Markets Corp. has made any due diligence inquiry with respect to the Reference Stock Issuer in connection with the offering of the notes. There can be no assurance that all events occurring prior to the date of this pricing supplement, including events that would affect the accuracy or completeness of the publicly available documents described below, that would affect the trading price of the Reference Stock have been or will be publicly disclosed. Subsequent disclosure of any events or the disclosure of or failure to disclose material future events concerning the Reference Stock could affect the value of the Reference Stock on any Call Date and on the Valuation Date and therefore could affect the Payment at Maturity.

iShares consists of numerous separate investment portfolios, including the Reference Stock. The Reference Stock seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the Underlying Index. The Reference Stock typically earns income dividends from securities included in the Underlying Index. These amounts, net of expenses and taxes (if applicable), are passed along to the Reference Stock’s shareholders as “ordinary income.” In addition, the Reference Stock realizes capital gains or losses whenever it sells securities. Net long-term capital gains are distributed to shareholders as “capital gain distributions.” However, because your notes are linked only to the price of the Reference Stock, you will not be entitled to receive income, dividend, or capital gain distributions from the Reference Stock Issuer or any equivalent payments.

The selection of the Reference Stock is not a recommendation to buy or sell the Reference Stock. Neither we nor any of our affiliates make any representation to you as to the performance of the Reference Stock.

The iShares® MSCI Emerging Markets Index Fund is intended to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of its Underlying Index, the MSCI Emerging Markets Index..

“iShares®” is a registered mark of BTC.  BTC has licensed certain trademarks and trade names of BTC for our use. The notes are not sponsored, endorsed, sold, or promoted by BTC, or its affiliates, including BFA. Neither BTC nor BFA makes any representations or warranties to the owners of the notes or any member of the public regarding the advisability of investing in the notes. Neither BTC nor BFA shall have any obligation or liability in connection with the registration, operation, marketing, trading, or sale of the notes or in connection with our use of information about the Reference Stock Issuer.

The Underlying Index

We have derived all information contained in this pricing supplement regarding the Underlying Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. The information reflects the policies of, and is subject to change by, MSCI. MSCI, which owns the copyright and all other rights to the Underlying Index, has no obligation to continue to publish, and may discontinue publication of, the Underlying Index. None of us, the calculation agent, or any selling agent accepts any responsibility for the calculation, maintenance, or publication of the Underlying Index or any successor index.

The MSCI Emerging Markets Index is intended to measure equity market performance in the global emerging markets. The MSCI Emerging Markets Index is a free float-adjusted market capitalization index with a base date of December 31, 1987 and an initial value of 100. The MSCI Emerging Markets Index is calculated daily in U.S. dollars. The MSCI Emerging Markets Index currently consists of the following 21 emerging market country indices: Brazil, Chile, China, Colombia, Czech Republic, Egypt, Hungary, India, Indonesia,  Malaysia, Mexico, Morocco, Peru, Philippines, Poland, Russia, South Africa, South Korea, Taiwan, Thailand, and Turkey.

The MSCI Emerging Markets Index is part of the MSCI Regional Equity Indices series and is an MSCI Global Investable Market Index, which is a family within the MSCI International Equity Indices.

General - MSCI Indices

MSCI provides global equity indices intended to measure equity performance in international markets and the MSCI International Equity Indices are designed to serve as global equity performance benchmarks. In constructing these indices, MSCI applies its index construction and maintenance methodology across developed, emerging, and frontier markets.

MSCI enhanced the methodology used in its MSCI International Equity Indices. The MSCI Standard and MSCI Small Cap Indices, along with the other MSCI equity indices based on them, transitioned to the global investable market indices methodology described below. The transition was completed at the end of May 2008. The Enhanced MSCI Standard Indices are composed of the MSCI Large Cap and Mid Cap Indices. The MSCI Global Small Cap Index transitioned to the MSCI Small Cap Index resulting from the Global Investable Market Indices methodology and contains no overlap with constituents of the transitioned MSCI Standard Indices. Together, the relevant MSCI Large Cap, Mid Cap, and Small Cap Indices will make up the MSCI investable market index for each country, composite, sector, and style index that MSCI offers.

Constructing the MSCI Global Investable Market Indices.  MSCI undertakes an index construction process, which involves:

•	defining the equity universe;

•	determining the market investable equity universe for each market;

•	determining market capitalization size segments for each market;

•	applying index continuity rules for the MSCI Standard Index;

•	creating style segments within each size segment within each market; and

•	classifying securities under the Global Industry Classification Standard (the “GICS”).

Defining the Equity Universe.  The equity universe is defined by:

•
Identifying Eligible Equity Securities: the equity universe initially looks at securities listed in any of the countries in the MSCI Global Index Series, which will be classified as either Developed Markets (“DM”) or Emerging Markets (“EM”). All listed equity securities, or listed securities that exhibit characteristics of equity securities, except mutual funds, ETFs, equity derivatives, limited partnerships, and most investment trusts, are eligible for inclusion in the equity universe. Real Estate Investment Trusts (“REITs”) in some countries and certain income trusts in Canada are also eligible for inclusion.

•	Classifying Eligible Securities into the Appropriate Country: each company and its securities (i.e., share classes) are classified in only one country.

Determining the Market Investable Equity Universes.  A market investable equity universe for a market is derived by applying investability screens to individual companies and securities in the equity universe that are classified in that market. A market is equivalent to a single country, except in DM Europe, where all DM countries in Europe are aggregated into a single market for index construction purposes. Subsequently, individual DM Europe country indices within the MSCI Europe Index are derived from the constituents of the MSCI Europe Index under the global investable market indices methodology.

The investability screens used to determine the investable equity universe in each market are as follows:

•
Equity Universe Minimum Size Requirement: this investability screen is applied at the company level. In order to be included in a market investable equity universe, a company must have the required minimum full market capitalization.

•
Equity Universe Minimum Free Float-Adjusted Market Capitalization Requirement: this investability screen is applied at the individual security level. To be eligible for inclusion in a market investable equity universe, a security must have a free float-adjusted market capitalization equal to or higher than 50% of the equity universe minimum size requirement.

•
DM and EM Minimum Liquidity Requirement: this investability screen is applied at the individual security level. To be eligible for inclusion in a market investable equity universe, a security must have adequate liquidity. The twelve-month and three-month Annual Traded Value Ratio (“ATVR”), a measure that screens out extreme daily trading volumes and takes into account the free float-adjusted market capitalization size of securities, together with the three-month frequency of trading are used to measure liquidity. In the calculation of the ATVR, the trading volumes in depository receipts associated with that security, such as ADRs or GDRs, are also considered. A minimum liquidity level of 20% of three- and twelve-month ATVR and 90% of three-month frequency of trading over the last four consecutive quarters are required for inclusion of a security in a market investable equity universe of a DM, and a minimum liquidity level of 15% of three- and twelve-month ATVR and 80% of three-month frequency of trading over the last four consecutive quarters are required for inclusion of a security in a market investable equity universe of an EM.

•
Global Minimum Foreign Inclusion Factor Requirement: this investability screen is applied at the individual security level. To be eligible for inclusion in a market investable equity universe, a security’s Foreign Inclusion Factor (“FIF”) must reach a certain threshold. The FIF of a security is defined as the proportion of shares outstanding that is available for purchase in the public equity markets by international investors. This proportion accounts for the available free float of and/or the foreign ownership limits applicable to a specific security (or company). In general, a security must have an FIF equal to or larger than 0.15 to be eligible for inclusion in a market investable equity universe.

•
Minimum Length of Trading Requirement: this investability screen is applied at the individual security level. For an initial public offering (“IPO”) to be eligible for inclusion in a market investable equity universe, the new issue must have started trading at least four months before the implementation of the initial construction of the index or at least three months before the implementation of a semi−annual index review (as described below). This requirement is applicable to small new issues in all markets. Large IPOs are not subject to the minimum length of trading requirement and may be included in a market investable equity universe and the Standard Index outside of a Quarterly or Semi−Annual Index Review.

Defining Market Capitalization Size Segments for Each Market.  Once a market investable equity universe is defined, it is segmented into the following size−based indices:

•	Investable Market Index (Large + Mid + Small);

•	Standard Index (Large + Mid);

•	Large Cap Index;

•	Mid Cap Index; or

•	Small Cap Index.

Creating the size segment indices in each market involves the following steps:

•	defining the market coverage target range for each size segment;

•	determining the global minimum size range for each size segment;

•	determining the market size−segment cutoffs and associated segment number of companies;

•	assigning companies to the size segments; and

•	applying final size−segment investability requirements.

Index Continuity Rules for the Standard Indices.  In order to achieve index continuity, as well as to provide some basic level of diversification within a market index, and notwithstanding the effect of other index construction rules described in this section, a minimum number of five constituents will be maintained for a DM Standard Index and a minimum number of three constituents will be maintained for an EM Standard Index.

Creating Style Indices within Each Size Segment.  All securities in the investable equity universe are classified into value or growth segments using the MSCI Global Value and Growth methodology.

Classifying Securities under the Global Industry Classification Standard. All securities in the global investable equity universe are assigned to the industry that best describes their business activities. To this end, MSCI has designed, in conjunction with Standard & Poor’s, the GICS. Under the GICS, each company is assigned to one sub−industry according to its principal business activity. Therefore, a company can belong to only one industry grouping at each of the four levels of the GICS.

Index Maintenance

The MSCI global investable market indices are maintained with the objective of reflecting the evolution of the underlying equity markets and segments on a timely basis, while seeking to achieve index continuity, continuous investability of constituents and replicability of the indices, and index stability, and low index turnover. In particular, index maintenance involves:

(i)	Semi−Annual Index Reviews (“SAIRs”) in May and November of the Size Segment and Global Value and Growth Indices which include:

•	updating the indices on the basis of a fully refreshed equity universe;

•	taking buffer rules into consideration for migration of securities across size and style segments; and

•	updating FIFs and Number of Shares (“NOS”).

(ii)	Quarterly Index Reviews (“QIRs”) in February and August of the Size Segment Indices aimed at:

•	including significant new eligible securities (such as IPOs that were not eligible for earlier inclusion) in the index;

•	allowing for significant moves of companies within the Size Segment Indices, using wider buffers than in the SAIR; and

•	reflecting the impact of significant market events on FIFs and updating NOS.

(iii)
Ongoing Event−Related Changes: changes of this type are generally implemented in the indices as they occur. Significantly large IPOs are included in the indices after the close of the company’s tenth day of trading.

Neither we nor any of our affiliates, including BMOCM, accepts any responsibility for the calculation, maintenance, or publication of, or for any error, omission, or disruption in the MSCI Emerging Markets Index, or any successor to the index. MSCI does not guarantee the accuracy or the completeness of the MSCI Emerging Markets Index, or any data included in the index. MSCI assumes no liability for any errors, omissions, or disruption in the calculation and dissemination of the MSCI Emerging Markets Index. MSCI disclaims all responsibility for any errors or omissions in the calculation and dissemination of the MSCI Emerging Markets Index, or the manner in which the index is applied in determining the amount payable on the notes at maturity.

Historical Information of the Reference Stock

The following table sets forth the high and low closing prices of the Reference Stock from the first quarter of 2009 through April 2, 2012.

		High ($)	Low ($)

2009	First Quarter	27.09	19.94
	Second Quarter	34.64	25.65
	Third Quarter	39.29	30.75
	Fourth Quarter	42.07	37.56

2010	First Quarter	43.22	36.83
	Second Quarter	43.98	36.16
	Third Quarter	44.77	37.59
	Fourth Quarter	48.58	44.77

2011	First Quarter	48.69	44.63
	Second Quarter	50.21	45.50
	Third Quarter	48.46	34.95
	Fourth Quarter	42.80	34.36

2012	First Quarter	44.76	38.23
	Second Quarter (through April 2, 2012)	43.54	43.54

Examples of the Hypothetical Payment at Maturity for a $1,000 Investment in the Notes

The following table illustrates the hypothetical payments on a note at maturity that is not automatically redeemed on any of the Call Dates. The hypothetical payments are based on a $1,000 investment in the note, a hypothetical Initial Stock Price of $100.00, a hypothetical Trigger Price of $75.00 (75% of the Initial Stock Price), a range of hypothetical Final Stock Prices and the effect on the payment at maturity if (i) the closing market price of the Reference Stock does not fall below the Trigger Price at any time during the Monitoring Period or (ii) the closing market price of the Reference Stock declines below the Trigger Price at any time during the Monitoring Period.

The hypothetical examples shown below are intended to help you understand the terms of the notes. If the notes are not automatically redeemed, the actual amount of cash or securities that you will receive at maturity will depend upon the Final Stock Price of the Reference Stock, and whether its closing price was below the Trigger Price on any trading day during the Monitoring Period. If the notes are automatically redeemed prior to maturity, the hypothetical examples below will not be relevant, and you will receive on the applicable Call Settlement Date, for each $1,000 principal amount, $1,000 plus any accrued and unpaid interest to but excluding the Call Settlement Date.

Hypothetical Final Stock Price	Hypothetical Final Stock Price Expressed as a Percentage of the Initial Stock Price	Payment at Maturity
		(i) if the closing market price of the Reference Stock does not fall below the Trigger Price on any day during the Monitoring Period	(ii) if the closing market price of the Reference Stock falls below the Trigger Price on any day during the Monitoring Period	Total Value of Payment Received at Maturity*
$150.00	150%	$1,000.00	$1,000.00	$1,000.00
$125.00	125%	$1,000.00	$1,000.00	$1,000.00
$100.00	100%	$1,000.00	$1,000.00	$1,000.00
$90.00	90%	$1,000.00	10 shares of the Reference Stock or the Cash Delivery Amount	$900.00
$80.00	80%	$1,000.00	10 shares of the Reference Stock or the Cash Delivery Amount	$800.00
$75.00	75%	$1,000.00	10 shares of the Reference Stock or the Cash Delivery Amount	$750.00
$70.00	70%	N/A	10 shares of the Reference Stock or the Cash Delivery Amount	$700.00
$50.00	50%	N/A	10 shares of the Reference Stock or the Cash Delivery Amount	$500.00
$25.00	25%	N/A	10 shares of the Reference Stock or the Cash Delivery Amount	$250.00
$0.00	0%	N/A	10 shares of the Reference Stock or the Cash Delivery Amount	$0.00

*Note that if the notes are not redeemed, you will receive at maturity any accrued and unpaid interest in cash, in addition to either shares of the Reference Stock (or, at our election, the Cash Delivery Amount) or the principal amount of your notes in cash. Also note that if you receive the Physical Delivery Amount, the total value of the payment received at maturity shown in the table above includes the value of any fractional shares, which will be paid in cash.  Regardless of the performance of the Reference Stock, you will receive the interest payments on the notes until the applicable Call Settlement Date or at maturity.

U.S. Federal Tax Information

The following table sets forth the amount of stated interest on the notes and the portion that will be treated as an interest payment and as payment for the Put Option for U.S. federal income tax purposes.

Autocallable RevEx Number	Reference Stock Issuer	Interest Rate per Annum	Treated as an Interest Payment	Treated as Payment for the Put Option
0009	iShares® MSCI Emerging Markets Index Fund	[6.5 to 9.5]%	[ ]%	[ ]%

Please see the discussion (including the opinion of our counsel Morrison & Foerster LLP) in the product supplement dated November 9, 2011 under “Supplemental U.S. Federal Income Tax Considerations,” which applies to the notes.

A “dividend equivalent” payment is treated as a dividend from sources within the U.S. and such payments generally would be subject to a 30% U.S. withholding tax if paid to a non-U.S. holder (as defined in the product prospectus supplement).  Under recently proposed U.S. Treasury Department regulations, certain payments that are contingent upon or determined by reference to U.S. source dividends, including payments reflecting adjustments for extraordinary dividends, with respect to equity-linked instruments, including the notes, may be treated as dividend equivalents.  If enacted in their current form, the regulations may impose a withholding tax on payments made on the notes on or after January 1, 2013 that are treated as dividend equivalents.  In that case, we (or the applicable paying agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.  Further, non-U.S. holders may be required to provide certifications prior to, or upon the sale, redemption or maturity of the notes in order to minimize or avoid U.S. withholding taxes.

Supplemental Plan of Distribution (Conflicts of Interest)

BMO Capital Markets Corp. (“BMOCM”) will purchase the notes from us at a purchase price reflecting the commission set forth on the cover page of this pricing supplement. BMOCM has informed us that, as part of its distribution of the notes, it will reoffer the notes to other dealers that are unaffiliated with us and that will sell them. BMOCM will reallow a selling concession to other unaffiliated brokers of up to 1.50%, or $15.00 per $1,000 principal amount of the notes. BMOCM may also pay placement fees to other unaffiliated broker-dealers of up to 1.00%, or $10.00 per $1,000 principal amount of the notes, of which such broker-dealer may reallow up to 0.60%, or $6.00 per $1,000 principal amount to certain other broker-dealers that are unaffiliated with us.

We own, directly or indirectly, all of the outstanding equity securities of BMOCM the agent for this offering. In accordance with FINRA Rule 5121, BMOCM may not make sales in this offering to any of its discretionary accounts without the prior written approval of the customer.

We reserve the right to withdraw, cancel or modify the offering of any of the notes and to reject orders in whole or in part.  You may cancel any order for the notes prior to its acceptance.

You should not construe the offering of the notes as a recommendation of the merits of acquiring an investment linked to the Reference Stock or as to the suitability of an investment in the notes.